Exhibit 99.1

Raptor Pharmaceutical Reports Third Quarter 2014 Financial Results and Provides Corporate Update

Global Net Product Sales for PROCYSBI® of $23.8 Million for Third Quarter 2014
PROCYSBI Revenue of $52.2 Million Reached Through September
2014 PROCYSBI Revenue Guidance of $65-$70 Million Maintained
2014 Cash Operating Expense Guidance Narrowed to $80-$85 Million

Company to Host Conference Call and Webcast Today at 4:30 p.m. ET

NOVATO, Calif., November 6, 2014 -- Raptor Pharmaceutical Corp. (NASDAQ: RPTP) reported financial results for the third quarter ended September 30, 2014 and provided an update on recent corporate developments.

Summary

Net product global sales for PROCYSBI® for the quarter were $23.8 million compared to $6.6 million for the same period in 2013. Net product sales for PROCYSBI for the nine months ended September 30, 2014 were $52.2 million.

In the third quarter, Raptor transitioned to recognizing revenue when PROCYSBI is received by the specialty pharmacy channel from recognizing revenue when PROCYSBI shipment receipt is confirmed by the patient. In accordance with general practice and based on over one full year of U.S. PROCYSBI sales experience, the company believes it is able to reasonably estimate sales allowances and has begun recognizing revenue at the point of PROCYSBI sale to the specialty pharmacy. This change in timing of revenue recognition resulted in a one-time increase to PROCYSBI net product sales of $4.4 million in the third quarter.

Based on year-to-date results, the company maintains 2014 global net product sales guidance for PROCYSBI of $65 to $70 million.

Raptor now expects 2014 operating expenses, excluding stock option compensation expense, of $80 to $85 million, which is narrowed from $80 to $90 million on a non-GAAP basis.

Net loss on a non-GAAP cash basis was $2.5 million for the third quarter or $0.04 per share.

 “We are pleased with the continued robust global commercial performance of PROCYSBI, which is a testament to our team’s ability to penetrate and expand the market,” said Julie Anne Smith, President and CEO-designate for Raptor Pharmaceutical. “In addition, we continue to advance our vibrant, value-creating product portfolio and look forward to continued progress in our long-term growth strategy.”

Third Quarter 2014 Financial Highlights

Raptor provides non-GAAP financial measures, which it believes can enhance an overall understanding of its financial performance when considered together with GAAP figures. Refer to the section of this press release below entitled "Non-GAAP Financial Information" for a full discussion on this subject.

Net Product Sales

PROCYSBI net product sales for the third quarter of 2014 were $23.8 million, which includes a one-time accounting policy adjustment of $4.4 million, versus $6.6 million for the third quarter of 2013. Growth was driven by continued market penetration in both the U.S. and Germany. PROCYSBI became commercially available in the U.S. in mid-June 2013, in Germany in April 2014 and in Austria in August 2014.

Cost of Sales

Cost of sales were $3.9 million for the third quarter of 2014, which includes an inventory reserve, compared to $0.4 million for the third quarter of 2013.

Research & Development (R&D)

R&D expenses for the third quarter of 2014 were $9.0 million compared to $6.8 million for the third quarter of 2013. The increase was primarily due to increases in staffing, preclinical studies, clinical trials and non-commercial drug manufacturing expenses.

Selling, General and Administrative (SG&A)

SG&A expenses were $15.1 million for the third quarter of 2014 compared to $8.3 million for the third quarter of 2013. The increase was primarily due to additional sales and marketing costs associated with the commercialization of PROCYSBI in the U.S. and the establishment of our EU commercial headquarters and infrastructure.

Interest Expense

Interest expense for the third quarter of 2014 was $4.4 million compared to $2.3 million for the third quarter of 2013. The increase was due primarily to the $70.0 million of increased principal of the two debt agreements with HealthCare Royalty Partners effective July 1, 2014 and to the higher royalty interest on increased sales in the third quarter of 2014.

Net Loss

Non-GAAP net loss, which excludes stock-based compensation expense for the third quarter of 2014 was $2.5 million, or $0.04 per share, compared to a net loss of $15.5 million, or $0.26 per share, in the third quarter of 2013. GAAP net loss in the third quarter of 2014 was $6.0 million, or $0.10 per share, compared to a net loss of $17.3 million, or $0.29 per share, in the third quarter 2013.

Cash and Cash Equivalents

Raptor ended the third quarter with $114.7 million in cash and cash equivalents. In July 2014, Raptor closed a private placement of $70.0 million with HealthCare Royalty Partners and its affiliates. The funding included $60.0 million in new convertible senior notes and an additional $10 million of funding pursuant to an amended and restated loan agreement, originally signed on December 20, 2012.

2014 Financial Guidance

•	Maintaining 2014 global net product sales guidance for PROCYSBI of $65 to $70 million.

•	Narrowing 2014 cash operating expense guidance to $80 to $85 million from $80 to $90 million.

Product and Pipeline Updates

PROCYSBI for Nephropathic Cystinosis

•	To date, PROCYSBI has been sold outside of the U.S. to patients in Germany, Austria and Switzerland.

RP103 for Huntington’s Disease (HD)

•	At the end of September, 47 patients completed the 36-month protocol and 100% of completing patients elected to enroll in the extension study.

•	Data from the 18-month analysis of an ongoing three-year Phase 2/3 clinical trial of RP103 (delayed release cysteamine) for the potential treatment of HD in collaboration with the Centre Hospitalier Universitaire d'Angers (CHU d'Angers) will be presented at the Huntington’s Study Group Eighth Annual HD Clinical Research Symposium on Saturday, November 8 in Minneapolis, MN.

•	Raptor has recently met with the FDA and EMA for discussions on how to proceed with the clinical development of RP103 in HD.

RP103 for Pediatric Nonalcoholic Steatohepatitis (NASH)

•	In the CyNCH trial, approximately 100 of the 169 enrolled patients have completed the Week 52 visit. Over 90% of randomized patients remain in the study.

•	The last patient is expected to complete the treatment phase of the trial in January 2015, followed by the 26-week observation phase.

Anticipated Upcoming Milestones

•	4Q 2014: Update from the late-onset nephropathic cystinosis screening project

•	1H 2015: Filing for registration for PROCYSBI in Canada

•	2015: Top-line Phase 2b RP103 data in pediatric NASH

•	2015: Final results from the Phase 2/3 RP103 study in Huntington’s disease

•	2015: Regulatory update regarding RP103 in Huntington’s disease

•	2015: Interim Phase 1 RP103 data in Leigh syndrome

Conference Call and Webcast

Raptor will conduct a conference call and live audio webcast at 4:30 p.m. ET (1:30 p.m. PT) today. The live call may be accessed by dialing (888) 346-9290 for domestic callers or (412) 902-4275 for international callers and using the conference ID number 10055102. A live webcast of the conference call will be available online from the investor relations section of the company website at www.raptorpharma.com. After the call, a webcast replay will be available on the Raptor website for 90 days. A telephone replay of the call will be available by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and using the conference ID number 10055102.

Non-GAAP Financial Information and Other Disclosures

Raptor uses non-GAAP financial measures, such as non-GAAP net loss, non-GAAP net loss per share and non-GAAP operating expense, to assess and analyze its operational results and trends and to make financial and operational decisions. Raptor believes these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding Raptor’s operating performance and exclude non-cash stock-based compensation expenses which fluctuate from period to period based on factors that are not within the company's control, such as the company's stock price. These non-GAAP financial measures should not be considered an alternative to measurements required by GAAP, such as net loss, net loss per share and total operating expense, and should not be considered measures of Raptor’s liquidity. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliations between non-GAAP financial measures and GAAP financial measures are included in the table accompanying this press release after the unaudited consolidated financial statements.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. is a global biopharmaceutical company focused on the development and commercialization of life-altering therapeutics that treat rare, debilitating and often fatal diseases. The company is engaged in multiple therapeutic areas such as nephropathic cystinosis, Huntington's disease (HD), nonalcoholic steatohepatitis (NASH), Leigh syndrome and other mitochondrial diseases. With an approved product in the U.S. and EU, Raptor also holds several orphan drug designations, including exclusivity for nephropathic cystinosis in the U.S. and EU, and orphan drug designation for HD in the U.S. and EU. A request for orphan designation for Leigh syndrome has been submitted to the FDA. Raptor holds intellectual property for the use of cysteamine in HD and other neurodegenerative disorders including Parkinson's disease and Rett syndrome. For additional information, please visit www.raptorpharma.com.

About PROCYSBI® (cysteamine bitartrate) delayed-release capsules

PROCYSBI is a cystine depleting agent that is approved in the U.S. for the management of nephropathic cystinosis in adults and children ages 6 years and older. It is contraindicated in patients with a hypersensitivity to penicillamine. The most commonly reported side effects are vomiting, abdominal pain/discomfort, headaches, nausea, diarrhea, anorexia/decreased appetite, breath odor, fatigue, dizziness, skin odor and rash. For additional information on PROCYSBI, including full prescribing information, please visit www.procysbi.com.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are indicated by words or phrases such as "believes," "expects," "anticipates," "estimates," "plans," "continuing," "ongoing," "projected" and similar words or phrases and relate to future events or our future results of operations or future financial performance, including, but not limited to, statements regarding market expansion outside the U.S., Raptor’s expected net product sales for PROCYSBI for 2014, projected non-GAAP operating expenses for 2014 and volatility of the company’s common stock price and its effect on stock-based compensation expense, the timing of clinical trial activities and results, the anticipated introduction of PROCYSBI in additional markets and the timing of that introduction and filing for approval in Canada and the timing of that filing. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the company's actual results to be materially different from these forward-looking statements. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Factors which may contribute to differences in actual results include, among others: market acceptance and sales of PROCYSBI in the U.S. and the EU; Raptor's ability to expand the use of RP103 and to receive regulatory approval for other indications; Raptor's reliance on a single active pharmaceutical ingredient supplier, a single third-party manufacturer and other third parties in connection with drug product development; compliance with healthcare regulations, ongoing regulatory requirements and potential penalties; any serious adverse side effects associated with PROCYSBI or any other future products and product liability claims; third-party payor coverage, reimbursement and pricing; enacted and future healthcare legislation; Raptor's ability to obtain and maintain orphan drug or other regulatory exclusivity for PROCYSBI or any other future products; the integration of European operations with U.S. operations; relationships with key scientific and medical collaborators; intellectual property protection and claims and continued license rights; and Raptor's ability to fund its operations and make required payments on its debt. Certain of these risks, uncertainties and other factors are described in greater detail in the company's filings from time to time with the Securities and Exchange Commission (the "SEC"), which Raptor strongly urges you to read and consider, including: Raptor's annual report for the twelve months ended December 31, 2013 on Form 10-K filed with the SEC on March 17, 2014, quarterly reports for the quarterly period ended March 31, 2014 and June 30, 2014 on Form 10-Q filed with the SEC on May 9, 2014 and August 7, 2014, respectively, and other periodic reports filed with SEC, all of which are available free of charge on the SEC's web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements except as may be required by law.

CONTACT: Kimberly Lee, D.O. Vice President, Corporate Strategy and Communications (415) 408-6351 klee@raptorpharma.com	MEDIA CONTACT: Cammy Duong Canale Communications (619) 849-5382 cammy@canalecomm.com

INVESTOR CONTACT: Robert H. Uhl Managing Director Westwicke Partners, LLC (858) 356-5932 robert.uhl@westwicke.com

Raptor Pharmaceutical Corp.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except shares and per share data)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$114,678	$83,052
Restricted cash	894	500
Accounts receivable	10,479	6,181
Inventories	12,747	3,000
Prepaid expenses and other	4,464	3,566
Total current assets	143,262	96,299
Noncurrent assets:
Fixed assets, net	5,602	1,810
Goodwill	3,275	3,275
Intangible assets, net	3,034	3,213
Other assets	6,196	4,129
Total Assets	$161,369	$108,726

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,376	$5,264
Accrued liabilities	19,560	13,128
Common stock warrant liability	654	7,066
Deferred revenue	-	4,698
Note payable, current portion	6,000	-
Total current liabilities	29,590	30,156
Noncurrent liabilities:
Note payable, net of current portion	54,000	50,000
Convertible debt	60,000	-
Total liabilities	143,590	80,156

Stockholders' equity:
Preferred stock, $0.001 par value per share, 15,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.001 par value per share, 150,000,000 shares authorized, 63,268,534 and 61,614,576 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	63	62
Additional paid-in capital	256,810	234,286
Accumulated other comprehensive loss	(122)	(423)
Accumulated deficit	(238,972)	(205,355)
Total stockholders' equity	17,779	28,570
Total Liabilities and Stockholders' Equity	$161,369	$108,726

Raptor Pharmaceutical Corp.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except shares and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net product sales	$23,764	$6,603	$52,211	$6,624
Cost of sales	3,917	442	6,226	867
Gross profit	19,847	6,161	45,985	5,757

Operating expenses:
Research and development	9,001	6,791	29,625	21,418
Selling, general and administrative	15,077	8,334	40,468	25,576
Total operating expenses	24,078	15,125	70,093	46,994

Loss from operations	$(4,231)	$(8,964)	$(24,108)	$(41,237)

Interest income	14	3	54	174
Interest expense	(4,380)	(2,287)	(10,856)	(4,088)
Foreign currency transaction gain (loss)	5	15	42	(20)
Loss on short-term investments	-	-	-	(129)
Adjustment to fair value of common stock warrants	206	(6,044)	(1,091)	(12,025)
Other income	2,346	-	2,346	-
Net loss before provision for income taxes	(6,040)	(17,277)	(33,613)	(57,325)
Benefit from (provision for) income taxes	9	-	(4)	-

Net Loss	$(6,031)	$(17,277)	$(33,617)	$(57,325)

Other comprehensive gain (loss):
Foreign currency translation adjustment	103	11	301	(78)

Comprehensive Loss	$(5,928)	$(17,266)	$(33,316)	$(57,403)

Net loss per share:
Basic and diluted	$(0.10)	$(0.29)	$(0.54)	$(1.01)

Weighted-average shares outstanding:
Basic and diluted	62,896,379	59,964,308	62,562,865	56,657,937

Raptor Pharmaceutical Corp.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except shares and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net loss	$(6,031)	$(17,277)	$(33,617)	$(57,325)

Stock-based compensation expense	3,575	1,823	9,224	5,420

Non-GAAP Loss	$(2,456)	$(15,454)	$(24,393)	$(51,905)

Adjusted net loss per share:
Basic and diluted	$(0.04)	$(0.26)	$(0.39)	$(0.92)

Weighted-average shares outstanding:
Basic and diluted	62,896,379	59,964,308	62,562,865	56,657,937